Exhibit 99.1

November 15, 2007

To our stockholders:

It has been a remarkable year thus far for National Health Partners.  Our revenue and gross profits have soared, our net loss has almost disappeared, we’ve diversified our CARExpressTM program offering, we have begun creating a direct sales force, and we have signed agreements with some major business partners.  I would like to take this opportunity to discuss our recent accomplishments and our exciting plans for the next 12 months.

Industry Update

The U.S. healthcare crisis continues to drive demand for our programs.  More and more companies and organizations are turning to the discount healthcare market for solutions to the healthcare crisis because it is simply too expensive for them to provide adequate health benefits to their employees and members.  Consider the following data from the U.S. Department of Commerce and the National Coalition on Healthcare:

•                  15.9% of all Americans, or 46.6 million people, were without health insurance coverage in 2005, up from 15.6% of all Americans, or 45.3 million people, in 2004, an increase of 1.3 million people, and an additional 61 million people are underinsured;

•                  more than 40% of small businesses do not offer employer-sponsored health coverage

•                  premiums for employer-sponsored health coverage are expected to increase from $7,000 per year in 2001 to $17,000 per year in 2011

•                  the average cost of family coverage is now nearly $11,480 per year, including workers contributions of nearly $2,973.

This data, while tragic, provides the underpinnings for the unique opportunity that we are pursuing: the provision of unique and affordable healthcare solutions.

CARExpressTM

CARExpressTM has become one of the most recognized names in the discount healthcare market and is one of the fastest growing companies in the healthcare industry.  There are several reasons why consumers are turning to us rather than our competitors.  First, our CARExpressTM health savings network is the largest in the industry.  We have over 1,000,000 participating providers available to our members through our agreements with CareMark, Aetna, Optum, Outlook Vision, Integrated Health, Three Rivers, International Med-Care and HealthFi International — some

National Health Partners, Inc., 120 Gibraltar Road, Suite 107, Horsham, PA 19044

Phone: (215) 682-7114 or (866) 635-9532; Fax: (215) 682-7116; Website: www.carexpresshealth.com of the largest and most prestigious national medical networks in the country.  Second, we have begun offering new membership programs under the name “CARExpress Plus” that are comprised of our CARExpressTM health discount programs and limited liability insurance benefits underwritten by one of the world’s largest insurance companies.  And third, we provide a level of customer service that is unmatched in our industry.  We have a full team of primarily bilingual individuals who provide outstanding service to our members.  The culture that we have created at the company is inspiring to all people who work there.

2007 Financial Results

Our 2007 financial results have been outstanding.  Revenue for the nine-month period ended September 30, 2007 increased almost 210% to $3,250,182 from $1,052,473 for the nine-month period ended September 30, 2006, and the company’s gross profit increased over 1,350% to $1,212,579 for the nine-month period ended September 30, 2007 compared to $83,455 for the nine-month period ended September 30, 2006.  In addition, our net loss per share has decreased over 70% to $(0.06) for the nine months ended September 30, 2007 from $(0.22) for the nine months ended September 30, 2006.  These numbers show substantial improvement in all of our financial metrics and represent a tremendous achievement for our employees and shareholders.

Revenue*	Gross Profit*
(in millions)	(in millions)

* 2007 numbers represent projections by the company.

Our performance this past year is not the by-product of a one-year spike in growth or a market anomaly.  It is the result of effective planning, work and dedication to delivering our members program innovations that differentiate National Health Partners from the marketplace and will enable us to continue to develop relationships with more and more small businesses, associations and other organizations.

Where We Are Heading

We are in the process of transforming National Health Partners into a truly unique and diverse health discount company.  We will be turning the company into a comprehensive, full service health discount organization — something that none of our competitors have achieved or attempted.

We recently entered into an agreement with Internet Coupon Exchange that will make coupons and rebates available to our members for all kinds of prescription drugs and over-the-counter medications.  These are not minor coupons and rebates — they are significant (currently averaging about $9 each).  Not only does this provide a substantial incentive for someone to join CARExpressTM and remain a member (as the amount of the rebates alone can pay for the cost of a membership for a family of four), but it provides us with an additional revenue stream.  Each time a coupon or rebate is used, we receive a fee.  In addition, we recently entered into an agreement with Swanson Health Products through which our members will receive 10% off the cost of Swanson vitamins and nutritional supplements purchase through our website.

We will be entering into agreements with many more companies through which we will make a variety of healthcare-related products and services available to our members at discounted prices.  In some cases these agreements will provide additional revenue-sharing opportunities to us.  In all cases, they will provide tremendous ancillary benefits to our members that will keep our members coming back to our website.  We also intend to enter into an agreement to provide our membership with access to a world-class health and wellness website.  They will be able to access all kinds of health and wellness related information and purchase related products and services at discounted prices.  The more reasons our members have to use our website and the benefits of our various programs, the longer they will remain a member of ours.

We are also in the process of changing the mix of business partners with whom we work.  In the past, we used a variety of marketing companies to sell our CARExpressTM programs to consumers.  This was costly financially and produced members with very lower retention rates.  Our efforts are now focused exclusively on entering into agreements with small businesses, associations, unions, chambers of commerce and related organizations, as well as insurance brokers and agents.  We recently announced agreements with TotalHR, Inc., a leading provider of employee leasing and employment services and Consultancy Services International, Inc. (CSI), a leading insurance agency that designs, implements and administers employee benefit programs by such companies.  We are currently in discussions with a number of small business groups, associations and employee leasing companies, including Hispanic chambers of commerce, some union groups, an association that will be making our membership programs available to tens of thousands of households per year and that may purchase our membership programs for each of its members.  Through organizations such as these, we gain access to a large number of uninsured or underinsured people who genuinely need our programs and will want to remain a CARExpressTM member for a long period of time.

While the majority of the business opportunities that we are pursuing have been spearheaded by our incumbent management, many of these opportunities are being generated by Frederick Wolf.  We recently announced the hiring of Fred earlier this month and he is already producing a substantial number of opportunities for us.  Fred has relationships in place with the types of associations and organizations that we are targeting, which is of the utmost importance for us to be able enter into deals with them.  We intend to seek other people like Fred who may be able to join our company and assist us in pursuing even more of these opportunities.

Outlook for 2008

As we continue to generate monthly recurring revenue from our fast-growing membership base and expanding program offerings, we expect 2008 to be the fourth consecutive year for which we have achieved year-over-year revenue growth of over 200%.  We expect to begin generating positive cash flow from operating activities and net profits from operations during the first half of 2008.  Once we achieve these results, we will submit an application to have our common stock listed on the NASDAQ or AMEX.

We are performing exceptionally well and have achieved our remarkable results in the face of various crises that have enveloped the company at different times during the year.  We are working diligently to achieve our goal of increasing stockholder value and believe we have made the right investments in the people, programs and partnerships to allow us to grow quickly and efficiently in 2008.  Our stock is currently trading at price-to-sales ratio of less than 3, which is an incredibly low valuation for a high-growth company like us.  Most high-growth companies trade at a substantially higher price-to-sales ratio.  We believe the price of our stock will increase substantially as it reflects the growth that we are experiencing and the results that we are generating.

I would like to express my appreciation to our shareholders for all of the support they have provided to the company and its management team and for the patience they have displayed as long-term investors.  We are accomplishing something very special and it is our goal to make sure that our shareholders reap the benefits of our success.

On behalf of our entire team, we thank you for your continued support and confidence in National Health Partners.

Sincerely,

/s/ David M. Daniels

David M. Daniels
President & Chief Executive Officer

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This letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained herein, including, without limitation, statements regarding the company’s future financial position, business strategy, budgets, projected revenue and costs, and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that such expectations will prove to have been correct. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the company assumes no obligation to update or revise any of the information contained in this letter.